CDTi Reports Third Quarter Fiscal Year 2013 Financial Results

Ventura, Calif., November 12, 2013 -- Clean Diesel Technologies, Inc. (NASDAQ:CDTI) ("CDTi" or the "Company"), a leader in advanced emissions control solutions, announced today its financial results for the third quarter and nine months ended September 30, 2013.  Highlights of the 2013 third quarter (all comparisons versus prior year quarter, unless otherwise noted) include:

  Revenue of $14.2 million, down 1.4%
  Gross margin improved 320 basis points to 30.1%
  Total operating expenses declined 17.4%
  Operating income of $0.1 million versus operating loss of $1.2 million
  Net loss of $0.12 per share, versus a net loss of $0.24
  Cash used in operations of approximately $80,000 for Q3 2013
  Cash and cash equivalents of $4.6 million as of September 30, 2013

“Our stable top line performance combined with continued operational progress, strong gross margin expansion and cost control drove a significant improvement in our bottom line for a third consecutive quarter," said Craig Breese, President and Chief Executive Officer of CDTi. “Solid revenue growth from our Catalyst division reflected continued strength in our sales to our major OEM customer, Honda. Our Heavy Duty Diesel Systems division benefited from a substantial increase in sales in the California retrofit market which helped offset slower retrofit activity in the other 49 States and expected softness in this division from reduced sales to our mining and material handling customers in Europe. The positive signs we began to see in the second quarter of 2013 in the California retrofit market are continuing and we expect to see stronger growth from this market in the fourth quarter of 2013. Also encouraging in the third quarter was the significant expansion in our gross margin due to continued improvements in our product mix and other operational improvements across our facilities.

"We continued to execute on our growth strategies and technology initiatives during the quarter. Patent filings now total 39 year to date. Our priorities will continue to involve the strengthening of our patent position and commercialization of advanced low-platinum group metal ("PGM") and zero-platinum group metal ("ZPGM") technologies. We remain intently focused on these technology initiatives to help support our innovation and enhance our future growth opportunities.

“In summary, CDTi executed well in the quarter. However, there are areas of our business where we can do a better job, and I'm confident in our team’s abilities to deliver for our customers and for shareholders. We’re encouraged by the financial and operating results for the first nine months of 2013, and believe that the Company is well positioned to achieve profitable growth and continued operational improvement,” concluded Mr. Breese.

Third Quarter 2013 Financial Results

Total revenue for the third quarter of 2013 was $14.2 million, a decrease of $0.2 million, or 1.4%, from $14.4 million for the prior year quarter. Revenue, excluding intercompany sales, for CDTi's Catalyst division for the quarter ended September 30, 2013 increased $0.5 million, or 9.0%, to $6.2 million from $5.7 million for the same prior year quarter. Catalyst division external revenue grew nearly 39% after excluding the impact of reimbursements for rare earth price increases, which were greater in the prior year quarter, and $1.0 million of revenue recognized in the prior year quarter related to the completion of a contract to provide support services to CDTi’s partner, TKK, for the establishment of its operations in China.  Revenue for CDTi's Heavy Duty Diesel Systems division for the quarter ended September 30, 2013 decreased $0.7 million, or 8.2%, to $8.0 million from $8.7 million for the same prior year quarter.

Gross margin increased to 30.1% compared to 26.9% in the prior year period.

Total operating expenses for the third quarter of 2013 were $4.2 million, down 17.4%, compared to $5.1 million in the prior year quarter.

Net loss for the third quarter of 2013 was $1.1 million, or $0.12 per diluted share, compared to net loss of $1.8 million, or $0. 24 per diluted share, in the prior year quarter. Diluted common shares outstanding were 9,247,000 in the current quarter compared to 7,229,000 in the same quarter a year ago.

At September 30, 2013 and December 31, 2012, CDTi had cash and cash equivalents of $4.6 million and $6.9 million, respectively. Included in the September 30, 2013 amount are the net proceeds from the July 2013 public offering in which CDTi sold 1,730,000 units, with each unit consisting of one share of common stock and one half of a warrant to purchase one share of common stock, for a price of $1.25 per unit and the July 2013 private placement made in reliance upon Regulation S under the Securities Act of 1933, as amended. Under the private placement, CDTi sold 54,347 shares of common stock at a price of $1.84 per share to one of its directors and issued 188,000 shares of common stock and warrants to purchase up to 94,000 shares of common stock to one of its principal lenders and largest shareholders, reflecting the conversion into shares and warrants of $235,000 of premium and interest due on June 30, 2013 pursuant to loans made to the Company. The net proceeds of the public offering and private placement to CDTi after deducting underwriting discounts and commissions and expenses were approximately $1.8 million, and are expected to be used for general corporate purposes.

First Nine Months 2013 Financial Results

Total revenue for the first nine months of 2013 was $40.1 million, a decrease of $8.0 million, or 16.7%, from $48.1 million for the same prior year period. Revenue, excluding intercompany sales, for CDTi's Catalyst division for the first nine months of 2013 increased $1.9 million, or 11.8%, to $17.7 million from $15.8 million for the same prior year period. Catalyst division external revenue grew nearly 36% excluding the impact of reimbursements for rare earth price increases, which were greater in the prior year period, and $1.0 million of revenue recognized in the prior year period related to the completion of a contract to provide support services to CDTi’s partner, TKK, for the establishment of its operations in China. Revenue for CDTi's Heavy Duty Diesel Systems division for the first nine months of 2013 decreased $9.9 million, or 30.7%, to $22.4 million from $32.3 million for the same prior year period.

Total operating expenses for the first nine months of 2013 were $13.7 million, down 21.6%, compared to $17.5 million in the same prior year period.

Net loss for the first nine months of 2013 was $4.6 million, or $0.58 per share, compared to net loss of $6.9 million, or $0.95 per share, in the same prior year period. Weighted average common shares outstanding were 7,945,000 for the first nine months of 2013 compared to 7,223,000 in the same period a year ago.

Conference Call and Webcast Information

CDTi will host a conference call and simultaneous webcast over the Internet beginning at 8:00 a.m. Pacific Time today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, dial +1 (877) 303-9240 and use confirmation code 95879169. International participants should dial +1 (760) 666-3571 and use the same confirmation code. The conference call will be webcast live on CDTi's website at www.cdti.com  under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days and a full transcript for one year.

About CDTi

CDTi is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. CDTi is headquartered in Ventura, California and currently has operations in the U.S., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements Safe Harbor

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of words such as “believe(s)”, “expect(s)”, “anticipate(s)”, “plan(s)”, “may”, “will”, “would”, “intend(s)”, “estimate(s)” or similar expressions, as well as other words or expressions referencing future events, conditions or circumstances, whether in the negative or affirmative.  Examples of forward-looking statements contained in this press release include, among others, statements regarding growth expectations, continued improvements, business strategies and priorities, delivery of results and shareholder value, and the application of net proceeds from the Company’s July 2013 public offering and private placement.  Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the risks and uncertainties discussed or referenced in the Company’s filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s estimates only as of the date such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Clean Diesel Technologies, Inc.

Summary Statements of Operations (unaudited)

($ millions)

	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$14.2	$14.4	$40.1	$48.1
Gross profit	4.3	3.9	10.7	12.0
Gross margin	30.1%	26.9%	26.6%	24.9%

Operating expenses:
Selling, general and administrative	3.0	3.5	10.2	11.6
Research and development	$1.2	$1.6	$3.4	$5.5
Severance expense	─	─	0.1	0.4
Total operating expenses	4.2	5.1	13.7	17.5

Income (loss) from operations	$0.1	$(1.2)	$(3.0)	$(5.5)
Other expense, net	(1.1)	(0.9)	(1.6)	(1.8)
Loss from continuing operations before income tax	(1.0)	(2.1)	(4.6)	(7.3)
Income tax expense (benefit) from continuing operations	0.1	(0.1)	─	(0.3)
Net loss from continuing operations	(1.1)	(2.0)	(4.6)	(7.0)
Discontinued operations	─	0.2	─	0.1
Net loss	$(1.1)	$(1.8)	$(4.6)	$(6.9)

Basic and diluted EPS	$(0.12)	$(0.24)	$(0.58)	$(0.95)
Weighted shares outstanding (in thousands)	9,247	7,229	7,945	7,223

Clean Diesel Technologies, Inc.

Segment Information (unaudited)

 ($ millions)

	3 Months Ended September 30,		9 Months Ended September 30,
	2013	2012	2013	2012
Revenue
Heavy Duty Diesel Systems	$8.0	$8.7	$22.4	$32.3
Catalyst	7.1	6.7	19.9	19.2
Eliminations	(0.9)	(1.0)	(2.2)	(3.4)
Total	$14.2	$14.4	$40.1	$48.1

Income (loss) from operations
Heavy Duty Diesel Systems	$0.7	$(0.3)	$0.3	$(0.5)
Catalyst	0.6	0.3	0.9	(0.8)
Corporate	(1.2)	(1.2)	(4.3)	(4.3)
Eliminations	─	─	0.1	0.1
Total	$0.1	$(1.2)	$(3.0)	$(5.5)

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

 ($ millions)

	As of
	September 30, 2013	December 31, 2012
Total current assets	$20.0	$22.8
Total assets	$31.7	$35.4
Total current liabilities	$18.2	$15.7
Total long-term liabilities	$5.4	$8.3
Stockholders’ equity	$8.1	$11.4

Short-term debt	$7.4	$5.6
Long-term debt	$4.5	$7.5

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Contact Information:

Kevin M. McGrath

Cameron Associates, Inc.

Tel:  +1 (212) 245-4577